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                                                                    Exhibit 3(6)


                              ANGUS DUNCAN RICHARDS

                                ("the Assignor")



                                     - and -



                            XENOTECH RESEARCH PTY LTD
                                 ACN 060 154 912

                                ("the Assignee")








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                         2D TO 3D/DDC DEED OF ASSIGNMENT

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                                 Solomon Brothers
                                 Solicitors
                                 Level 40
                                 Exchange Plaza
                                 2 The Esplanade
                                 PERTH WA 6000

                                 Tel: 221 5888
                                 Fax: 221 5955
                                 Ref: PFF


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                         2D TO 3D/DDC DEED OF ASSIGNMENT

This 2D TO 3D/DDC DEED OF ASSIGNMENT is made the day of             1995

BETWEEN

ANGUS DUNCAN RICHARDS of Unit 2, 5 Richardson Street, South Perth in the State of Western Australia (hereinafter called "the Assignor") of the first part;

                                    - and -

XENOTECH RESEARCH PTY LTD ACN 060 154 912 of Suite 1, 41 Walters Drive, Osborne Park in the State of Western Australia (hereinafter called "the Assignee") of the second part;

WHEREAS

A. The Assignor has invented a process for reprocessing film and video tape stock originally produced to recreate images in 2 dimensions so that it recreates images in 3 dimensions more particularly described in the Listing Application by Xenotech Inc ("XI") to the Alberta Stock Exchange in September 1994 ("the Listing Application"), in the Feasibility Study Report for Xenotech Australia Pty Ltd ("XA") by Systems Intellect in July 1994 ("the Feasibility Report") and in the Business Plan of XA ("the 2D to 3D Process") and has invented a process by which material subjected to the 2D to 3D Process can be transmitted using a technique known as Dynamic Depth Cueing more particularly described in the Listing Application, the Feasibility Report, the Business Plan of XA and in the Report by the Assignee to XA headed "Project Options and Strategies" ("the DDC Process") (together "the Processes")

B. The Assignor has agreed, subject to the conditions specified herein, to assign and transfer to the Assignee the Intellectual Property Rights with respect to the Processes.

NOW THIS DEED WITNESSETH AS FOLLOWS

1.       In this deed the following expressions have the following meanings:



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         "this Agreement" means the agreement entered into between the parties and evidenced by this document and any documents executed by the parties varying the same;

         "Assignee" includes the Assignee's successors and assigns;

         "Assignor" includes the Assignors successors and assigns;

         "Xenotech" and "Xenotech Group" mean each of XI, XA and the Assignee together.

2.       ASSIGNMENT

         PROVIDED THAT either:

         (i) none of the Assignee XI and XA have been placed into liquidation, other than voluntary liquidation for the purpose of reconstruction which does not involve termination of their obligations to the Assignor, within 8 months of the date of this deed; or

         (ii) XA has within 8 months of the date of this deed received payment from Samsung Electronics Co Ltd ("Samsung") pursuant to clause 3.1.2 of the Technical Licence Agreement dated 5 October 1994 between Samsung and XA,

         THEN in either event in consideration of execution by the Assignee of the deed of compromise and release between the Assignor and the Assignee of even date herewith the Assignor hereby assigns to the Assignee and confirms that following the satisfaction of the proviso the Assignee shall be the sole beneficial owner of all the benefit of:

         2.1 all legal and equitable rights, benefits or entitlements with respect to intellectual property in the nature of copyright, know-how, confidential information, concepts, expertise, proposals for commercialisation, patents, patentable concepts, designs and trademarks that are held as at the date of satisfaction of the proviso herein by the Assignor in relation to the Processes;


         2.2 without limiting the generality of clause 2.1, all rights to commercially exploit


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                  the Processes

         (together "the Intellectual Property Rights to the Processes")

3. The Intellectual Property Rights to the Processes shall be deemed to have vested absolutely in the Assignee with effect immediately on and from the satisfaction of the proviso to clause 2 herein.

4.       TRANSFER OF TITLE

         4.1 The Assignor undertakes at the expense of the Assignee to do all acts and execute all documents necessary or desirable for effecting transfer of title to the Intellectual Property Rights to the Processes to the Assignee.

         4.2 The Assignee will pay all reasonable fees costs and expenses incurred by the Assignor in connection with the said transfer of title and all stamp duty, if any, payable in respect of this deed.

         4.3 The Assignor shall forthwith on being requested so to do by the Assignee deliver up to the Assignee all certificates of title, papers, plans, reports and other records relating to the rights assigned pursuant to this deed.

5.       ASSIGNOR'S WARRANTIES

         The Assignor warrants that he has not entered and shall not hereafter enter into any agreement with any party other than the Assignee with respect to the Intellectual Property Rights to the Processes and the said Intellectual Property Rights are not the subject of any charge, lien or other encumbrance held by any person other than the Assignee.

6.       INDEMNIFICATION

         The Assignee will indemnify and at all times hold the Assignor fully and effectively indemnified against any losses, costs, actions, claims, demands, expenses, judgments, orders or other liabilities arising directly or indirectly out of or in connection with the




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         prosecution of any patent application with respect to the Processes or any aspect thereof and the protection or enforcement of any letters patent that may issue pursuant to such applications with respect to the Processes.

7.       NOTICES

         7.1 Notices under this agreement may be delivered by hand, by mail, or by facsimile to the parties at the addresses specified at the commencement of this agreement.

         7.2      Notice shall be deemed given:

                  7.2.1 in the case of hand delivery, upon the date that delivery is effected;

                  7.2.2    in the case of posting, 3 days after dispatch;

                  7.2.3 in the case of facsimile, upon completion of transmission.

8. The Assignee may not dispose of any right, title or interest in the Intellectual Property Rights to the Processes to any natural person for other than arms length consideration or to any corporation related to the Assignee by virtue of section 50 of the Corporations Law or to any other entity in which Xenotech holds a relevant interest unless that corporation or other entity shall have first entered into a deed binding it to perform the obligations with respect to the Processes owed to the Assignor by Xenotech pursuant to the consultancy agreement between Xenotech and the Assignor executed contemporaneously with this deed.

9.       COSTS

         The costs of the drafting, preparation and stamping of this agreement shall be met by the Assignee.

10.      ENTIRE AGREEMENT

         This agreement incorporates the entire agreement of the parties and supercedes all previous agreements, arrangements and understandings (whether oral or written) between




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         them with respect to the subject matter hereof.

11.      GOVERNING LAW

         This agreement shall be governed by and construed in accordance with the Laws of the State of Western Australia.

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IN WITNESS WHEREOF THE PARTIES HERETO HAVE HEREUNTO AFFIXED THEIR
HANDS AND SEALS THE DAY AND DATE FIRST HEREINBEFORE APPEARING



SIGNED BY the said                          )
ANGUS DUNCAN RICHARDS                       )
in the presence of:                         )


Witness:

Address:

Occupation:


THE COMMON SEAL of                          )
XENOTECH RESEARCH PTY LTD                   )
ACN 060 154 912 was hereunto affixed        )
by authority of the Board of Directors      )
in the presence of:                         )


Director:

Director/Secretary: